Exhibit 3.1

Companies Law, 5759-1999

Company Articles of Association

1.	Company Name

Company name:

Company name, in English: Mellanox Technologies, Ltd.

2.	Company Objectives

Pursuant to Section 32(1) of the Companies Law – engage in any lawful act or activity for which companies may be organized under the Companies Law, 5759-1999 (the “Companies Law”).

3.	Details regarding the Company’s Registered Share Capital

Registered share capital: NIS 3,500,000

Comprised of 200,000,000 shares nominal value NIS 0.0175 each

Of the following types: Ordinary shares

4.	Details regarding the Company’s Limited Liability

Shareholder liability: limited.

5.	Share Transfer, Share and Bonds Public Offer, Number of Shareholders

5.1.	Each share transfer requires approval of the board.

5.2.	The Company is prohibited from offering shares and/or bonds to the public

5.3.

The number of shareholders will not exceed fifty, excluding current or former employees of the Company, who were shareholders while they were employed by the Company, and remain shareholders after their employment with the Company was terminated.

6.	Indemnity, Insurance and Exemption

6.1.

Exemption from Liability. Subject to the provisions of the Companies Law, the Company may exempt an Office Holder in advance from all or part of such Office Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company to the maximum extent permitted by law. Notwithstanding, the Company shall not exempt a director in advance from its responsibility or liability towards the Company due to a breach of such director’s duty of care in making a distribution.

6.2.	Indemnification.

(i)

Subject to the provisions of the Companies Law and the Securities Law, 1968 (the “Securities Law”), the Company may indemnify an Office Holder to the fullest extent permitted by the Companies Law and the Securities Law, with respect to the following liabilities, expenses and payments, provided that such liabilities, expenses and payments were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

A.	a financial obligation imposed on an Office Holder in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by a court of law;

B.

reasonable litigation expenses, including legal fees, incurred by an Office Holder as a result of Criminal Inquiry or an investigation or proceeding instituted against such Office Holder by a competent authority, which inquiry or investigation or proceeding has ended without the filing of an indictment and without an imposition of financial liability in lieu of a criminal proceeding, or has ended in the imposition of a financial obligation in lieu of a criminal proceeding without the filing of an indictment for an offense that does not require proof of mens rea (the phrases “proceeding that has ended without the filing of an indictment” and “financial obligation in lieu of a criminal proceeding” shall have the meanings ascribed to such phrases in Section 260(a)(1a) of the Companies Law);

C.

expenses, including reasonable litigation expenses and legal fees, incurred by an Office Holder as a result of a proceeding instituted against such Office Holder in relation to (1) infringements that may impose financial sanction pursuant to the provisions of Chapter H’3 under the Securities Law or (2) administrative infringements pursuant to the provisions of Chapter H’4 under the Securities Law or (3) infringements pursuant to the provisions of Chapter I’1 under the Securities Law;

D.

reasonable legal expenses, including attorney’s fees, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding brought against the Office Holder, by the Company or on its behalf or by another person, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of mens rea (criminal intent);

E.	payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Securities Law; and

F.

expenses, including reasonable litigation expenses and legal fees, incurred by an Office Holder as a result of a proceeding instituted against such Office Holder under the Economic Competition Law, 1988 (the “Antitrust Law”).

(ii)

Subject to the provisions of the Companies Law and the Securities Law, the Company may undertake to indemnify an Office Holder in advance with respect to (i) financial obligations as specified in Article 6.2(i)(A), provided, that the undertaking is limited to categories of events which, in the opinion of the Board of Directors can be foreseen, based on the Company’s actual activities at the time the undertaking to indemnify is given, and in amounts set by the Board of Directors as reasonable, and (ii) expenses, fees and payments as specified in Sub-Articles 6.2(B)-(F) above. Subject to the provisions of the Companies Law and the Securities Law, the Company may also undertake to indemnify an Office Holder retroactively for expenses, fees and payments as specified in Section 6.2(i).

6.3.	Insurance.

(i)

Subject to the provisions of the Companies Law and the Securities Law, the Company may enter into a contract to insure an Office Holder for all or part of the liability that may be imposed on such Office Holder in connection with an act performed by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company, with respect to each of the following:

A.	breach of his duty of care to the Company or to another person;

B.

breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the action in question would not prejudice the interests of the Company; and

C.	a financial obligation imposed on him in favor of another person.

(ii)

Subject to the provisions of the Companies Law and the Securities Law, the Company may also enter into a contract to insure an Office Holder for (A) expenses, including reasonable litigation expenses and legal fees, incurred by the Office Holder as a result of a proceeding instituted against such Office Holder in relation to (1) infringements that may impose financial sanction pursuant to the provisions of Chapter H’3 under the Securities Law or (2) administrative infringements pursuant to the provisions of Chapter H’4 under the Securities Law or (3) infringements pursuant to the provisions of Chapter I’1 under the Securities Law and (B) payments made to the injured parties of such infringement under Section 52ND(a)(1)(a) of the Securities Law.

(iii)

Subject to the provisions of the Companies Law and the Antitrust Law, the Company may also enter into a contract to insure an Office Holder for expenses, including reasonable litigation expenses and legal fees, incurred by an Office Holder as a result of a proceeding instituted against such Office Holder under the Antitrust Law.

6.4.	Limitations.

(i)	The Company shall not indemnify, exculpate or insure any Office Holder under any of the following circumstances:

A.

a breach of duty of loyalty, except, with respect to indemnification and insurance, to the extent that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

B.	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

C.	an act or omission committed with intent to derive illegal personal benefit; or

D.	a fine, civil fine, financial sanction or levied against the office holder.

(ii)	The Company shall not indemnify or insure any Office Holder for a proceeding instituted against such Office Holder pursuant to the provisions of Chapter H’3, H’4 and I’1 under the Securities Law.

6.5.

Any amendment to the Companies Law and the Securities Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to this Article 6 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by the Companies Law and the Securities Law.

6.6.

The provisions of this Article 6 are not intended, and shall not be interpreted so as to restrict the Company, in any manner in respect of the procurement of insurance and/or indemnification and/or exculpation, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.

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